EXHIBIT 99.1

                                  PRESS RELEASE

OCTOBER 24, 2000


INDIAN RIVER BANKING COMPANY
FOR IMMEDIATE RELEASE
CONTACT:  KEVIN EVANS  (321) 953-3449

The Board of Director's of Indian River National Bank announced the financial results for the third quarter ending September 30, 2000. Third quarter after tax earnings were $698,000 compared to $627,000 in the third quarter of 1999. This represents an increase of 11.3% over 1999. Year to date earnings are $2,144,000 compared to $1,610,000 in 1999. These results represent a Return on Assets of
 .88% in 2000 compared to a 1.04% in 1999 and a Return on Equity of 15.5% in 2000 compared to 15.8% in 1999. Indian River National Bank has grown in assets from $245,240,000 to $325,872,000 or 32.9% since September 1999. We are pleased that the reserve for loan losses has also increased from $1,847,000 (1.17%) in September 1999 to $2,339,000 (1.21%) on September 30, 2000.

Indian River National Bank is not unlike many U.S. Banks in that the Net Interest Margin has declined. At Indian River National Bank our Net Interest Margin has declined from 4.62% in 1999 to 4.05% this year. A rising interest rate environment, causing liability rates (deposits) to increase at a more rapid pace than the ability to re-price loans or investments, is the culprit. The Bank is pleased that expense control (NIE/Revenue) has improved from 68.85% in 1999 to 65.08% in 2000. Indian River National Bank's President, Bill High, noted that the Banks goal in 2001 is to make a significant improvement in expense control.

President High was very pleased to announce the results of IRNB's recent stock offering. "The stock offering generated $5,195,7000 in new capital, which represents 207,828 new shares and exceeded the Bank's goal of $5million dollars." The Bank also introduced its Internet branch www.IRNB.com which includes a bill-pay feature. Other third quarter accomplishments include moving from a One-Bank Holding Company to a Financial Services Holding Company and the finalization of the 2001 Strategic Plan.

The Bank was the recipient of the Press Journal award for the Best Financial Institutions in Indian River County.

As a public company, the Bank will be filing periodic financial reports with the SEC beginning in mid November. You may access this information on the SEC's Website at www.sec.gov.